Exhibit 99.1

Second Quarter and Six Months Ended February 28, 2003

Audio Conference Call Transcript – April 8, 2003

Allan Youngberg – Welcome. Robert Price, the Company’s Chairman and Interim CEO and President, will join me in presenting the results of operations for the second quarter of fiscal 2003 that ended on February 28, 2003, and recent significant events. INCORPORATED INTO OUR PRESENTATION ARE ANSWERS TO MANY OF THE QUESTIONS RECEIVED OVER THE LAST FEW DAYS WITH THE EXCEPTION OF INQUIRIES REQUIRING FORWARD-LOOKING INFORMATION. Bill Naylon, who normally participates in these presentations asked to be excused to focus on operational responsibilities.

Before we begin, I would like to remind listeners that this presentation contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. I encourage you to review the “Factors that may affect future performance” section of our annual report on Form 10K for additional information concerning risk factors that could cause differences from our actual performance stated today.

I would now like to turn the presentation over to Robert Price.

Robert Price - Hello everyone. I would like to begin by commenting on the recent change in executive management at our Company. I am very excited and pleased to be able to serve as PriceSmart’s Interim CEO and President. As the new Interim President and CEO, I plan to use the next few weeks to assess the effectiveness of PriceSmart in all respects – people, merchandise and facility. PriceSmart is a complicated and challenging business. We are based in San Diego and Miami, we are probably the only U.S. retailer with no stores in the U.S., we operate stores in developing countries half way around the world. There is a lot I want to learn about everyday operational practices of our Company.

In PriceSmart’s April 2 press release it was stated that a search for a new permanent CEO would begin promptly. Upon further reflection we have decided to hold off on the search until we have had some time to determine the skills and qualities needed for our Company. In the meantime I, along with assistance from the PriceSmart’s new Vice Chairman Jim Cahill, will be actively engaged in Company operations.

My approach to stockholders has always been to try and under promise and over deliver. That will be my approach at PriceSmart.

Now, I would like to comment on PriceSmart’s recent financial performance. Our Company is not performing as well as it can. It doesn’t do any good to make excuses – you may have heard that the one basic that a good merchant never runs out of is excuses. So, what has happened?

First, over the course of many months, PriceSmart has strayed from some aspects of Price Club/PriceSmart merchandising philosophy. There has been an emphasis on selling some products at very low margins while raising margins on other products to try and achieve an overall acceptable margin result. As a consequence, there has been an increase in low margin food sales and a decrease in non-food sales as compared to a year ago.

Second, our stores have increased the number of local items and reduced the number of U.S. sourced items offered for sale. Our members are telling us that they want more U.S. products, products they can’t find in local stores.

The pricing and product selection issues are affecting our business in two ways – lower sales and lower gross margin income. Another affect may be reduced membership renewals.

Third, we have a number of locations which have not performed up to expectations. It is too early to tell whether any of these stores should be closed but we will definitely be making a complete evaluation, store by store.

Fourth, store expenses, though improving, continue to run higher than we would like. These higher expenses are primarily in non-payroll accounts, credit card charges and utilities.

We believe that all of the above items, along with some others, can be corrected. But it will take time. Our approach is to do what is necessary for the long term benefit of the business.

Concerning expansion, we are planning to open a store in Nicaragua during the 4th Quarter FY ‘03 and our fifth store site in the Philippines in the 1st Quarter of FY ‘04.

We have an agreement with a joint venture partner in Ecuador. I plan to meet with the partner soon to become more familiar with our strategy for that market.

We will continue to look for expansion opportunities, but now is the time to focus on PriceSmart’s existing store operations.

Many of you have asked for comments on PriceSmart’s Mexico joint venture. As to whether PriceSmart can be successful in Mexico, the jury is still out. I have invested a substantial amount of time and energy assisting our management team in Mexico. The Mexico business is being monitored very carefully. We will keep you posted on how the business is progressing. The recent opening in Queretaro was encouraging, but the business in Mexico remains very challenging. Likewise, preliminary results from our Jamaica store which just opened are promising.

The bulk products program continues to be rolled out in PriceSmart stores. Most PriceSmart stores will have a bulk program by the end of FY ‘03. Bulk products are an excellent value for PriceSmart members and our members have responded very favorably to these products.

Business in the Philippines has been weak. I really don’t know why. I expect to learn more about this market during the coming weeks.

Finally, many of you have questioned the audio conference format. This format is an experiment. Our desire is to provide accurate and relevant information to our stockholders. I pledge to do just that consistent with the rules and regulations governing public company reporting.

It is now my pleasure to turn the presentation back to PriceSmart’s CFO, Allan Youngberg.

Allan - Thanks Robert. Net income to common shareholders was $1.2 million, or $0.18 per share, compared to $1.6 million, or $0.24 per share in last years second quarter. Net income was negatively affected this quarter primarily from lower sales in nonfood merchandise and aggressive pricing and markdowns. In addition, we incurred a loss in our unconsolidated Mexico operation of $648,000, or $0.09 per share, which was not in operation in last years second quarter and an increase in preferred dividends to $400,000 from $191,000.

Net income to common shareholders year to date was $2.4 million, or $0.35 per share, compared to $2.7 million, or $0.41 per share. We incurred YTD losses in our unconsolidated Mexico operation of $1.4 million, or $0.20 per share, which was not in operation at this time last year and an increase in preferred dividends to $800,000 from $191,000.

Total consolidated sales increased 9.1% in the second quarter to $184.2 million. We had 27 warehouse stores in operation at the end of the 2nd quarter compared to 24 at the end of the second quarter last year. Comparable store sales decreased 0.5% during the 2nd quarter and decreased 0.7% year to date. Comparative store sales in March increased 4.2%, but were positively affected by $5.6 million in new wholesale sales in our Philippines market in March and negatively impacted by the seasonal sales spike from Easter which occurred in March last year. Excluding these wholesales sales in the Philippines, comparative store sales fell by 8.3% in March.

Merchandise margins were negatively affected by lower nonfood sales, aggressive pricing and markdowns in all three of our regions, and as a result, declined to 13.7% from 14.4%. Membership revenues declined to 1.2% from 1.3% of warehouse sales. Total consolidated membership accounts increased to 498,000 from 419,000 at the end of the second quarter last year. Membership revenues were flat in our Central America region, but declined in our Caribbean markets primarily from significantly lower membership income in Barbados caused by a reduction in total members and average fee. We are working on ways to improve performance in Barbados, similar to the improvements made in our USVI store over the past year. Other income declined from 1.3% to 1.2% largely due to lower rental income and ad revenues from our newer stores in the Philippines and Guam.

Warehouse expenses were 10.8% of warehouse sales compared to 10.7% in last years second quarter. Payroll cost reductions implemented at the first of the fiscal year have been offset by property insurance and utility rate increases and from an increased percentage in credit card sales compared to cash sales. Corporate expenses in the second quarter increased $550,000, or 13% of warehouse sales over the second quarter last year primarily from an increase in both external and internal tax and audit related activities and increased legal costs. Pre-opening costs declined due to the timing of new store openings. Depreciation and amortization expense was $3.7 million compared to $3.4 million.

YTD we spent approximately $21.8 million on capital expenditures, including $9.0 million in capital contributions to our Mexico joint venture bringing our inception to date contributions to $20 million. We increased net bank borrowings YTD by $9.7 million and increased restricted cash deposits $9.1 million. Cash flow generated from operations in the first six months was $10.6 million compared to a loss of $600,000 in the first six months last year. The most significant improvement was in the reduction in accounts receivable which was achieved through a significant tightening of credit policies and collection procedures.

Our cash position declined $11 million since the beginning of the fiscal year, negatively impacted by $21.8 million in capital expenditures and positively impacted by $10.6 million in cash generated from operations. Although we believe the Company’s financial position is sound, we will continue to focus on strengthening the balance sheet.

This ends our presentation. I’d like to thank you very much for your attendance.